Exhibit 99.1

Contact: Charity Frantz
July 24, 2025	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES SECOND QUARTER 2025 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2025. C&N’s principal activity is community banking, and its largest subsidiary is Citizens & Northern Bank (the “Bank”).

Highlights:

●	On April 23, 2025, C&N announced that it had entered into an Agreement and Plan of Merger with Susquehanna Community Financial, Inc. (“SQCF”) pursuant to which it will acquire SQCF. SQCF is the financial holding company for Susquehanna Community Bank (“Susquehanna”), which operates 7 banking offices in Central Pennsylvania. The merger, which is expected to close in the fourth quarter of 2025, is subject to the satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval by SQCF’s shareholders.
●	Net income was $6,117,000, or $0.40 diluted earnings per share for the second quarter 2025 as compared to $6,293,000, or $0.41 per diluted share in the first quarter 2025 and $6,113,000, or $0.40 per diluted share in the second quarter 2024. Net income for the six months ended June 30, 2025 was $12,410,000, or $0.80 diluted earnings per share, up from $11,419,000, or $0.74 diluted earnings per share for the first six months of 2024.
●	Net interest income for the second quarter 2025 increased $1,167,000 over the total for the first quarter 2025 and $1,697,000 over the total for second quarter 2024. The net interest margin was 3.52% in the second quarter 2025, up from 3.38% in the first quarter 2025 and 3.31% in the second quarter 2024. For the six months ended June 30, 2025, net interest income increased $2,631,000 over the total for the first six months of 2024. The net interest margin was 3.45% for the first six months of 2025, up from 3.30% in the corresponding period of 2024.
●	The provision for credit losses was $2,354,000 in the second quarter 2025, up from $236,000 in the first quarter 2025 and $565,000 in the second quarter 2024. The provision for credit losses was $2,590,000 in the first six months of 2025, up from $1,519,000 in the first six months of 2024. The provision in the six months ended June 30, 2025 included the impact of increases in the ACL related to changes in qualitative factors and an economic forecast. The allowance for credit losses (“ACL”) was 1.13% of gross loans receivable at June 30, 2025 up from 1.06% at March 31, 2025 and December 31, 2024 and 1.08% at June 30, 2024.
●	Total loans receivable were $20,826,000 higher at June 30, 2025 compared to March 31, 2025. Average loans receivable increased 0.4% (annualized) during the second quarter 2025 from the first quarter 2025. Average loans receivable increased by 1.6% for the six months ended June 30, 2025, as compared to the first six months of 2024.
●	Nonperforming assets totaled $25,678,000, or 0.98% of total assets, at June 30, 2025, up from $24,329,000, or 0.93% of total assets, at March 31, 2025 and $19,780,000, or 0.76% of total assets at June 30, 2024.
●	Deposits totaled $2,109,776,000 at June 30, 2025, up $7,635,000 from March 31, 2025 despite a decrease in brokered deposits of $17,017,000. Average total deposits increased 5.5% (annualized) during the second quarter 2025 from the first quarter 2025 and were $66,641,000 or 3.3% higher for the six months ended June 30, 2025 as compared to the first six months of 2024 despite a reduction in average brokered deposits of $58,784,000.

Dividend Declared and Unaudited Financial Information

On July 24, 2025, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on August 15, 2025 to shareholders of record as of August 4, 2025.

Highlights related to C&N’s second quarter and June 30, 2025 year-to-date unaudited U.S. GAAP earnings results as compared to results for the first quarter 2025, second quarter 2024 and six months ended June 30, 2024 are presented below.

Second Quarter 2025 as Compared to First Quarter 2025

Net income was $6,117,000, or $0.40 per diluted share, for the second quarter 2025 as compared to $6,293,000, or $0.41 per diluted share, for the first quarter 2025. Significant variances were as follows:

◾	Net interest income of $21,142,000 in the second quarter 2025 increased $1,167,000 from the first quarter 2025 result. Average total earning assets increased $12,694,000 from the prior quarter, as average interest-bearing due from banks increased $11,972,000. Average total deposits increased $28,599,000 and average total borrowed funds decreased $13,062,000 in the second quarter 2025 from the total for the prior quarter. The net interest margin was 3.52% in the second quarter 2025, up 0.14% from 3.38% in the first quarter 2025. The net interest spread increased 0.15%, as the average rate on interest-bearing liabilities decreased 0.11% and the average yield on earning assets increased 0.04%.

◾	The provision for credit losses was $2,354,000 in the second quarter 2025, an increase of $2,118,000 compared to $236,000 in the first quarter 2025. The provision for the second quarter 2025 included a provision related to loans receivable of $2,075,000 and a provision related to off-balance sheet exposures of $279,000. The provision in the second quarter of 2025 resulted mainly from increases in the ACL related to changes in qualitative factors and an economic forecast. The ACL on loans was 1.13% of gross loans receivable at June 30, 2025, up from 1.06% at March 31, 2025. In the second quarter 2025, net charge-offs totaled $548,000 or 0.12% (annualized) of average loans receivable compared to net charge-offs of $91,000 or 0.02% (annualized) of average loans receivable in the first quarter 2025. During the second quarter 2025, there was a partial charge-off of $333,000 on a commercial construction and land loan with no individual allowance at March 31, 2025 and a partial charge-off of $208,000 on a commercial line of credit with an individual allowance of $142,000 at March 31, 2025.
◾	Noninterest income of $8,142,000 in the second quarter 2025 increased $1,134,000 from the first quarter 2025 result. Significant variances included the following:

➢	Other noninterest income of $2,030,000 increased $898,000 from the first quarter 2025, mainly from an increase in tax credits related to donations.

➢	Interchange revenue from debit card transactions of $1,218,000 increased $182,000 reflecting an increase in volume-related incentive revenue.

➢	Net gains from sale of loans of $312,000 increased $107,000 reflecting an increase in volume of residential mortgage loans sold.

➢	Trust revenue of $1,967,000 decreased $135,000 including lower estate fees in the second quarter 2025 compared to first quarter 2025.

◾	Noninterest expense of $19,398,000 in the second quarter 2025 increased $355,000 from the first quarter 2025 result. Significant variances included the following:

➢	Other noninterest expense of $3,401,000 increased $1,047,000 from the first quarter 2025. Within this category, donations expense increased $939,000, including the impact of donations totaling $922,000 made under the Pennsylvania Educational Improvement Tax Credit program in the second quarter which generated income from tax credits of $829,000.
➢	Salaries and employee benefits expense of $11,067,000 decreased $692,000 from the first quarter 2025 including decreases in payroll tax and unemployment compensation expenses of $468,000, reflecting the normal timing pattern of such costs, as well as decreases in health insurance expense of $128,000 and contributions to employee retirement plans of $89,000.
➢	As discussed above, C&N has entered into an Agreement and Plan of Merger with SQCF. Included in the second quarter of 2025 was $167,000 of merger-related expenses which primarily consisted of professional fees and legal expenses.

Second Quarter 2025 as Compared to Second Quarter 2024

Second quarter 2025 net income was $6,117,000, or $0.40 per diluted share, as compared to $6,113,000, or $0.40 per diluted share, in the second quarter 2024. Significant variances were as follows:

◾	Net interest income of $21,142,000 in the second quarter 2025 was $1,697,000 higher than in the second quarter 2024. The net interest margin increased to 3.52% in the second quarter 2025 from 3.31% in the second quarter 2024. The interest rate spread increased 0.23%, as the average yield on earning assets increased 0.07% while the average rate on interest-bearing liabilities decreased 0.16%. Average total earning assets increased $46,907,000 from the second quarter 2024, as average interest-bearing due from banks increased $36,729,000 and average total loans receivable increased $18,034,000, or 1.0%. Average total deposits increased $73,221,000, or 3.6% while total borrowed funds decreased $52,236,000, or 21.5%.

◾	The provision for credit losses was $2,354,000 for the second quarter 2025, as discussed in more detail above, compared to a provision for credit losses of $565,000 in the second quarter 2024. Net charge-offs totaled $548,000, or 0.12% (annualized) of average loans receivable, in the second quarter of 2025 as compared to $207,000, or 0.04% (annualized) of average loans receivable, in the second quarter of 2024. The ACL as a percentage of gross loans receivable was 1.13% at June 30, 2025, an increase from 1.08% at June 30, 2024.

◾	Noninterest income of $8,142,000 in the second quarter 2025 increased $288,000 from the second quarter 2024 result. Significant variances included the following:

➢	Interchange revenue from debit card transactions of $1,218,000 increased $129,000 reflecting an increase in volume-related incentive income.

➢	Other noninterest income of $2,030,000 increased $87,000, including increases of $34,000 in letter of credit fees, $33,000 in income from tax credits related to donations, and $24,000 of interest-rate swap fee income with no comparable amount in 2024.

➢	Net gains from sale of loans of $312,000 increased $77,000 reflecting an increase in volume of residential mortgage loans sold.

◾	Noninterest expense of $19,398,000 in the second quarter 2025 increased $143,000 from the second quarter 2024 expense including merger-related expenses of $167,000 discussed above with no comparable amount in 2024.

Six Months Ended June 30, 2025 as Compared to Six Months Ended June 30, 2024

Net income for the six-month period ended June 30, 2025 was $12,410,000, or $0.80 per diluted share, as compared to $11,419,000, or $0.74 per diluted share, for the first six months of 2024. Significant variances were as follows:

◾	Net interest income totaled $41,117,000 in the six months ended June 30, 2025, an increase of $2,631,000 from the total for the first six months of 2024. The net interest margin was 3.45% for the first six months of 2025, up from 3.30% in the corresponding period of 2024. The interest rate spread increased 0.15%, as the average rate on interest-bearing liabilities was 0.05% lower while the average yield on earning assets increased 0.10%. Average total earning assets increased $56,090,000, including an increase in interest-bearing due from banks of $35,983,000 and an increase in average loans receivable of $29,116,000, or 1.6%. Average total deposits increased $66,641,000, or 3.3%, despite a $58,784,000 reduction in average brokered deposits to $17,531,000 for the first six months of 2025 as compared to $76,315,000 for the first six months of 2024, while average total borrowed funds decreased $37,864,000.

◾	For the six months ended June 30, 2025, the provision for credit losses was $2,590,000, an increase of $1,071,000 from the first six months of 2024. The provision in the six months ended June 30,2025 included the impact of increases in the ACL related to changes in qualitative factors and an economic forecast. In the first six months of 2025, the ACL on loans receivable increased $1,664,000 to 1.13% at June 30, 2025 as compared to 1.06% at December 31, 2024. Net charge-offs totaled $639,000, or 0.07% (annualized) of average loans receivable for the six months ended June 30, 2025 compared to $352,000, or 0.04% (annualized) of average loans receivable for the first six months of 2024.

◾	Noninterest income totaled $15,150,000 in the first six months of 2025, up $621,000 from the total for the first six months of 2024. Significant variances included the following:

➢	Other noninterest income of $3,162,000 increased $202,000 including increases in letter of credit fees of $68,000, income from tax credits related to donations of $51,000, changes in the fair value of a marketable equity security of $29,000, credit card interchange fees of $26,000 and interest-rate swap fee income of $24,000 with no comparable amount in 2024.

➢	Trust revenue of $4,069,000 increased $158,000, consistent with appreciation in the trading prices of many U.S. equity securities and included an increase in estate fees.

➢	Interchange revenue from debit card transactions of $2,254,000 increased $152,000, including an increase in volume-related incentive income.

➢	Net gains from sale of loans of $517,000 increased $91,000, reflecting an increase in volume of residential mortgage loans sold.

◾	Noninterest expense totaled $38,441,000 for the first six months of 2025, an increase of $882,000 from the total for the first six months of 2024. Significant variances included the following:

➢	Other noninterest expense of $5,755,000 increased $456,000. Within this category, significant variances included the following:
◾	In 2025, there was a reduction in expense associated with the defined benefit postretirement medical benefit plan of $33,000. In comparison, in 2024, there was a reduction in expense of $498,000 related to the defined benefit postretirement medical benefit plan, including a curtailment gain of $469,000.
◾	Legal fees totaled $138,000 in the first six months of 2025, a decrease of $134,000.
➢	Salaries and employee benefits expense of $22,826,000 increased $241,000, including increases of $398,000 in cash-and stock-based incentive compensation and $136,000 in wealth management-related commissions while health insurance expenses decreased $206,000 due to a reduction in claims on C&N’s partially self-funded plan and base salaries decreased $129,000 or 0.8%.

➢	Merger-related expenses were $167,000, primarily consisting of professional and legal fees, with no comparable expenses in 2024 as discussed above.

➢	Automated teller machine and interchange expenses decreased $170,000, reflecting the effects of pricing improvements negotiated in mid-2024.

◾	The income tax provision of $2,826,000, or 18.5% of pre-tax income for 2025 increased $308,000 from $2,518,000, or 18.1% of pre-tax income for 2024. The increase in income tax provision was consistent with the increase in pre-tax income of $1,299,000.

Other Information:

Changes in other unaudited financial information were as follows:

◾	Total assets amounted to $2,610,875,000 at June 30, 2025, up from $2,609,228,000 at March 31, 2025 and $2,593,122,000 at June 30, 2024.
◾	Cash and due from banks totaled $99,619,000 at June 30, 2025, down from $114,738,000 at March 31, 2025 and $100,412,000 at June 30, 2024.

◾	The fair value of available-for-sale debt securities at June 30, 2025 was lower than the amortized cost basis by $39,765,000 or 8.9%. In comparison, the aggregate unrealized loss position was $42,374,000 or 9.4% lower than the amortized cost basis at March 31, 2025 and $52,799,000, or 11.6% lower than the amortized cost basis at June 30, 2024. The unrealized loss position of the portfolio has resulted from an increase in interest rates as compared to rates when most of the securities were purchased. The volatility in the fair value of the portfolio has resulted from changes in interest rates. Management reviewed the available-for-sale debt securities as of June 30, 2025 and concluded, as of such date, that there were no credit-related declines in fair value and no allowance for credit losses was recorded as of June 30, 2025.
◾	Gross loans receivable totaled $1,919,258,000 at June 30, 2025, an increase of $20,826,000 from total loans at March 31, 2025 and an increase of $26,051,000 (1.4%) from total loans at June 30, 2024. In comparing outstanding balances at June 30, 2025 and 2024, total commercial loans were up $27,378,000 (1.9%), reflecting growth in non-owner occupied commercial real estate loans of $33,997,000 partially offset by a decrease in owner occupied commercial real estate loans of $6,012,000. Within non-owner occupied commercial real estate loans, multi-family residential loans increased $40,449,000 reflecting the completion of several C&N financed construction projects offset by decreases of $5,088,000 in 1-4 family-commercial purpose loans and $1,364,000 in other non-owner occupied commercial real estate loans. Total outstanding residential mortgage loans were down $11,328,000 (2.8%) while total consumer loans increased $10,001,000 (16.4%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $329.7 million at June 30, 2025, up $8.6 million or 2.7% from June 30, 2024.
◾	At June 30, 2025, the recorded investment in non-owner occupied commercial real estate loans for which the primary purpose is utilization of office space by third parties was $118,007,000, or 6.1% of gross loans receivable. Within this segment there were two loans with a total amortized cost basis of $2,913,000 in nonaccrual status with no individual allowances and the remainder of the non-owner occupied commercial real estate loans with a primary purpose of office space utilization were in accrual status with no individual allowance at June 30, 2025.
◾	Total nonperforming assets as a percentage of total assets was 0.98% at June 30, 2025, up from 0.93% at March 31, 2025 and 0.76% at June 30, 2024. Total nonperforming assets were $25,698,000 at June 30, 2025, up from $24,329,000 at March 31, 2025 and $19,780,000 at June 30, 2024. Total collateral dependent loans decreased to $21,196,000 at June 30, 2025 from $30,799,000 at March 31, 2025 as pay-offs totaling $10,975,000 were received in the second quarter 2025 related to one commercial relationship. Included in nonperforming loans at June 30, 2025 were collateral dependent loans to one borrower with a total amortized cost basis of $239,000 and an individual allowance of $9,000. In comparison, at March 31, 2025, there were collateral dependent loans to two borrowers with a total amortized cost basis of $945,000 and individual allowances totaling $189,000, while at June 30, 2024 there were collateral dependent loans with a total amortized cost basis of $6,613,000 and individual allowances totaling $1,230,000.
◾	Deposits totaled $2,109,776,000 at June 30, 2025, up $7,635,000 from March 31, 2025, despite a decrease in brokered deposits of $17,017,000. Total deposits were up $50,467,000 or 2.5% at June 30, 2025 as compared to June 30, 2024, despite a decrease in brokered deposits of $54,496,000. At June 30, 2025, C&N’s estimated uninsured deposits totaled $649.2 million, or 30.5% of the Bank’s total deposits, as compared to $621.5 million, or 29.3% of the Bank’s total deposits at March 31, 2025. Included in uninsured deposits are deposits collateralized by securities (almost exclusively municipal deposits) totaling $133.6 million, or 6.3% of the Bank’s total deposits, at June 30, 2025 as compared to $138.2 million, or 6.5% of the Bank’s total deposits at March 31, 2025.
◾	C&N maintained highly liquid sources of available funds totaling $1.1 billion at June 30, 2025, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $780.0 million, unused availability on the Federal Reserve Bank of Philadelphia’s discount window of $17.5 million, available federal funds lines with other banks of $75 million and available-for-sale debt securities with a fair value in excess of collateral obligations of $267.7 million. At June 30, 2025, available funding from these sources totaled 175.6% of uninsured deposits, and 221.2% of uninsured and uncollateralized deposits.
◾	The outstanding balance of borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $184,250,000 at June 30, 2025, down $57,911,000 from June 30, 2024.
◾	Total stockholders’ equity was $286,357,000 at June 30, 2025, up from $281,831,000 at March 31, 2025 and $263,221,000 at June 30, 2024. Within stockholders’ equity, the portion of accumulated other comprehensive loss related to available-for-sale debt securities was $31,017,000 at June 30, 2025, $33,050,000 at March 31, 2025 and $41,710,000

at June 30, 2024. The volatility in stockholders’ equity related to accumulated other comprehensive loss from available-for-sale debt securities has been caused by fluctuations in interest rates including overall increases in rates as compared to market rates when most of C&N’s securities were purchased. Accumulated other comprehensive loss is excluded from C&N’s regulatory capital ratios.
◾	On September 25, 2023, the Corporation announced a new treasury stock repurchase program. Under this program, C&N is authorized to repurchase up to 750,000 shares of its common stock. There were no shares repurchased during the six-month period ended June 30, 2025. At June 30, 2025, there were 723,966 shares available to be repurchased under the program.
◾	Citizens & Northern Bank is subject to various regulatory capital requirements. At June 30, 2025, Citizens & Northern Bank maintained regulatory capital ratios that exceeded all capital adequacy requirements and was classified as well-capitalized.
◾	Trust assets under management by C&N’s Wealth Management Group amounted to $1,380,547,000 at June 30, 2025, up 2.4% from $1,347,853,000 at December 31, 2024, and up 7.5% from $1,284,674,000 at June 30, 2024. Fluctuations in values of assets under management reflect the impact of market volatility.
◾	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. C&N presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. C&N believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $220,000, $211,000 and $202,000 for the second quarter 2025, first quarter 2025 and second quarter 2024, respectively. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $431,000 for the six months ended June 30, 2025 and $397,000 for the six months ended June 30, 2024.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 28 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions that are intended to identify forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, and are not guarantees of future performance.  Actual results may different materially from those expressed in forward-looking statements.  Factors that may affect future financial results include, without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; the potential for adverse developments in the banking industry that could have a negative impact on customer confidence, sources of liquidity and capital funding, and regulatory responses to such developments; C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; fraud and cyber malfunction risks as usage of artificial intelligence continues to expand; completion of the merger with SQCF is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision, and which may not be received at all or may be conditioned in a manner that would impair our ability to implement our business plans;  the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the integration of SQCF’s business and operations with those of C&N may may divert the attention of the management teams of C&N and SQCF and cause a loss in the momentum of their ongoing businesses or have unanticipated adverse results on C&N’s or SQCF’s existing businesses, may take longer than anticipated and may be more costly than anticipated; the anticipated cost savings, operational efficiencies and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected; success of C&N in SQCF’s geographic market area will require C&N to attract and retain key personnel in the market and to differentiate C&N from its competitors in the market and Risk Factors identified in C&N’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.